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Exhibit 10(m)

                        1998 DIRECTORS COMPENSATION PLAN
             APPROVED AND EFFECTIVE 5-1-98 BY THE BOARD OF DIRECTORS

                       Salaried Directors Annual Retainer

All salaried directors shall be paid an annual retainer of $14,400. This retainer shall be paid to each salaried director at a rate of $1,200 per month. All payments shall be made on or before the first of each month.

                     Non-Salaried Directors Annual Retainer

All non-salaried directors shall receive an annual retainer of $32,000. This retainer shall be paid in two parts. $15,000 shall be paid in twelve monthly checks of $1,250, paid on or before the first of each month. Stock shall be awarded annually to each non-salaried director. This stock award shall have a value of $17,000 and shall be awarded on the third day following the release of annual fiscal year end earnings.

                                Committee Duties

Non-salaried directors are expected to attend approximately five regularly scheduled committee meetings per year. Committees shall meet as the business requires.

Committee Chairpersons shall receive $1,000 per meeting.

Committee members shall receive $750 per meeting.

All meeting fees shall be paid on or before the first day of the month following the committee meeting.

                               Annual Stock Option

Every Year on the third day following the release of annual fiscal year end earnings, each non-salaried director shall be granted non-qualified stock options unless otherwise determined by the Compensation Committee of the Board and approved by the Board of Directors. Each year the option amount shall be determined by a Black-Scholes multiple applied to the total value of the directors annual retainer of $32,000. Effective June, 1999

                        Special Assignments and Projects

When the Chairman of the Board determines that the assistance of a non-salaried director on a project shall be beneficial that director shall be compensated on a per diem basis in the amount that a committee member receives for attending a committee meeting.

                               Directors Benefits

$50,000 Life Insurance
Group Healthcare at no cost, at the option of each director. Out of pocket expenses to and from meetings.




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                        Directors Retirement and Benefits

Mandatory Retirement: Any director who reaches the age of 70 will automatically
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retire.

Early Retirement: A director may retire with 10 years of service after attaining
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age 55.

Retired directors will receive group Healthcare at no cost for the remainder of their life. The Health Plan becomes a Medicare supplement when the retired director is Medicare eligible.**

                                 Term and Effect

This 1998 Directors Compensation Plan will be reviewed periodically by the Compensation Committee and may be terminated by the Committee at its discretion at any time; provided that, notwithstanding anything else to the contrary herein, the amount of shares which may be issued under this Plan shall not exceed 25,000 shares (not to include any shares issued pursuant to the exercise of stock options granted hereunder). This Plan supersedes and replaces the Bob Evans Farms, Inc. 1989 Stock Option Plan for Nonemployee Directors (the "1989 Plan") to the extent the 1989 Plan provides for the future issuance to nonemployee directors of non-qualified stock options.

**Currently under review and subject to change.


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